Exhibit 10.53

EMPLOYMENT CONTRACT

between	UL International Demko A/S
(CVR No. 19 19 55 97)
Lyskaer 8
2730 Herlev
Denmark
(hereinafter the "Company")
A wholly owned subsidiary of Underwriters Laboratories Inc. ("UL")

and	Gitte Schjøtz

(hereinafter the "Employee")
1.Commencement
1.1.The Employee shall be employed by the Company as Employee on the terms and conditions contained in this Employment Contract. The employment commences on July 1, 2005.
2.Job-title and Responsibilities
2.1.The job title is VP Certification Programs Office.
2.2.The Employee shall in her role as VP Certification Programs Office lead the product certification programs office (CPO) and she shall have the global responsibility for all of the Company's product certification programs. The Employee shall devote her best efforts, full working force,
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skill and energy with diligence and loyalty to the performance of the work assigned to her by the Company and shall act at all times in the best interest of the Company.
2.3.In this function the Employee will be integrated into the organization of Underwriters Laboratories Inc., based in Denmark, and shall in every respect be accountable to and report to the EVP, Engineering, Technology & Standards.
3.Other Activities During the Employment
3.1.The Employee shall not be entitled while holding the position of VP Certification Programs Office in the Company to participate either actively or passively in any other enterprise or to accept other paid or unpaid employment, unless authorized in writing by the EVP, Engineering, Technology & Standards in each particular case. The same shall apply to unremunerated activities reducing the Employee's capacity to work for the Company. The Employee shall not engage in activities that would compromise her loyalty to the Company or present an actual or potential conflict of interest with the Company, UL or any subsidiary or affiliate of UL.
3.2.The Employee shall be entitled to make private investments in assets which are normally the subject of such placement of funds provided that the investment does not result in a controlling influence. Private investments may not entail liabilities exceeding the sum invested.
4.Location of work place.
4.1.The work place is the address of The Company: Lyskaer 8, 2730 Herlev.
4.2.The Employee acknowledges and accepts that the job may involve some travel activity. Rules are described in the travel instructions of The Company.
5.Working hours.
5.1.The Employee is employed full-time, normally 37 hours per week exclusive of lunch break. The working hours should be placed in accordance with the flex policy of The Company.
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5.2.The Employee will be expected to work such hours as may be reasonably required for the proper performance of her duties and achievement of her objectives, and the Employee accepts that the working hours will and can exceed 37 hours per week.
5.3.No additional payment will be made for overtime, but it is included in the salary mentioned in this Employment Contract.
5.4.In case of illness the Employee must immediately and latest at 09.00 inform the immediate supervisor and the reception (phone 4485 6565). The Company may ask for documentation for illness according to the Salaried Employees' Act (Funktioneerloven). Additional information is to be found in the personnel handbook.
6.Salary
6.1.The Employee shall receive an annual gross base salary of DKK 1,150,000.00 payable in 12 (twelve) monthly installments, in arrears. The payment of the gross base salary also compensates overtime and any extra work performed. Normally, the said gross base salary will be reviewed on an annual basis. Any compensatory payments for bonuses, allowances, benefits or other remuneration described herein or which are granted at a later date shall not be considered as part of the Employee's per annum gross base salary and will not be taken into consideration when annual salary increases are calculated.
7.Incentive Bonus
7.1.The Employee will be eligible to participate in the Company's Global Executive, GM and Director Incentive Plan as applicable from time to time and which will be issued by the Company on an annual basis. With respect to the Incentive Plan the Employee's annual gross base salary shall be determined based on the definition provided in paragraph 6.1 . of this contract.
7.2.The awarded percentage amount of the Incentive Plan shall be based upon the Employee's specific performance according to annual measurements determined by and in the sole discretion of the Management and approved by the Board of Trustees of UL and upon the business situation of UL. The Incentive Bonus is a voluntary payment of the Company, which is made without granting the
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Employee a legal claim. Even if the payment was repeatedly made the employee is not entitled to an Incentive Bonus in the future.
7.3.The Incentive Bonus shall be paid to the Employee on a calendar-year basis as defined by the Incentive Plan and shall be prorated for any period of time in which the Employee is employed less than one (1) year by the Company in one (1) calendar year.
7.4.The Incentive Bonus will be subject to all Danish tax requirements, including Danish wage tax, which will be solely borne by the Employee and to all Danish social security contribution requirements.
8.Pension
8.1.The Employee shall be entitled to retirement benefit of 10% of the basic salary (paragraph 6 . 1. of this contract) to be paid to a pension fund. The Employee shall - as a precondition - pay 5% of her basic salary to the pension fund.
9.Company Vehicle
9.1.The Employee will be allowed to use a company-leased vehicle during the duration of her employment. The standard of the vehicle shall be such that the Company will pay DKK 9.000 + VAT per month in lease to the leasing company (operational leasing including maintenance). In addition The Company pays for the fuel for the company vehicle.
10.Business Expenses
10.1.The Company refunds reasonable work related and documented expenses according to current rules and instructions. Further details for travels, including approval, advance payment, accommodation and settlement of expenses are described in the travel instruction of The Company.
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11.Years of Service
11.1.The Employee's years of service at Underwriters Laboratories Inc. in the US and at one of UL's International companies will count as of March 8, 1993. This initial start date will be considered for determining length of notice period and severance pay.
12.Holiday
12.1.The Employee receives full salary during holidays according to the Danish Holiday Act (Ferieloven). Holiday bonus amounts to 1 ½% of the gross base salary (paragraph 6.1. of this contract). Holidays must be planned and approved by the immediate supervisor.
12.2.Employees with 9 months' seniority are entitled to 5 additional holidays. The rules are described in the personnel handbook.
12.3.The Employee receives full salary during holidays in the holiday year 2005 and 2006.
13.Duty of Confidentiality, Return of Materials and Integrity.
13.1.The Employee shall have a duty of confidentiality as stipulated in Section 10 of the Danish Marketing Practices Act and in accordance with Danish law generally. This duty of confidentiality shall continue to apply after the Employee has left the Company.
13.2.Upon termination of the Employee's employment, regardless of the reason, she will not take with her any confidential information capable of physical delivery, without the prior written consent of the Company and of Underwriters Laboratories Inc.
13.3.On the Employee's last day of work, or immediately thereafter, and irrespective of the reason for leaving the Company therefore, the Employee shall return to the Company all materials belonging to the Company in the Employee's possession, including but not limited to all documents, plans, records, computer programs, notes, drawings, and other materials that the Employee receives, prepares or otherwise acquires during her employment with the Company, and which pertain to the business or affairs of the Company, UL and UL's subsidiaries and affiliates.
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13.4.In case the Employee violates the confidentiality provision and/or the confidential information is not returned to the Company within 8 days after the Company has given the Employee notice, or the Company has discovered the removal of confidential information, whichever day is sooner, the Employee shall be liable for any loss or damage according to Danish Law.
13.5.Violation of the secrecy will be regarded as violation of the employment, which entitles the Company to cancel the Employment Contract immediately and to claim damages for the loss caused at the time of dissolving the contract and violating the professional secrecy.
14.No Solicitation of Employees
14.1.The Employee shall not, during her employment with the Company (except as approved or directed by the Company) and for a period of one (1) year after her termination of employment with the Company, directly or indirectly hire, or assist in or influence the hiring of any employee or former employee of the Company, UL or UL's affiliates or subsidiaries terminated within the preceding one (1) year or, directly or indirectly induce any employee of the Company, UL or UL's affiliates and subsidiaries to resign or sever employment with the Company, UL or UL's affiliates or subsidiaries. A former employee for purpose of this paragraph 14.1. is defined as an individual who was employed with the Company within one (1) year prior to the Employee's termination.
15.E-mail and internet
15.1.The Employee gives her consent that The Company, if deemed necessary, due to operational or safety reasons, registers and reads the e-mails of The Employee and use of internet, to make sure that the e-mail and internet policy of the company is observed.
15.2.Violation of these rules is considered by The Company to be a violation of the employment, with consequent implications in relation to The Employee. Further details can be found in the IT policy of The Company.
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16.Maternity
16.1.The Employee is entitled to paid time off during pregnancy and maternity, paternity and parental leave according to current law, collective agreements and possible local agreement. The rules are described in the personnel handbook.
17.Immaterial rights and inventions.
17.1.The Company has the legal ownership of inventions, knowhow, improvements, intellectual property publications, IT-software, development of new systems and products etc., which The Employee may produce and/or develop in relation to the employment with The Company, irrespective of media. The Employee is not entitled to separate payment for this unless required by law.
17.2.With respect to any inventions which The Employee - either alone or together with others - will make, conceive, originate, device, discover, develop or produce during, in whole or in part, the period of her employment by The Company, or during, in whole or in part the three (3) month-period after her employment ceases:
- The Employee shall disclose fully and promptly to The Company all such inventions regardless of whether or not made, conceived, originated, devised, discovered, developed or produced during her working hours or directly in connection with the work assigned by The Company;
- The Company shall be the sole owner of all property rights in all such inventions;
The Employee shall on The Company's request, assign all rights in such inventions to The Company or its nominee. The Company will not require and The Employee is not obligated to assign to The Company any rights The Employee might have in any invention for which no equipment, supplies, facility or trade secret information of The Company was used which was developed entirely on her own time which neither relates to The Company's business nor The Company's actual or/and anticipated research or development or does not result from any work performed by her for The Company.
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17.3.The term inventions in paragraph 17.2. means any intellectual property regardless of whether or not patentable, copy right able or subject to trade mark or any other registration.
18.Termination
18.1.The parties can terminate the employment contract in accordance with the Salaried Employees' Act (Funktioncerloven). Termination will for both parties be effective from the end of a month.
18.2.In case the Employee during a period of 12 consecutive months has received salary during illness for totally 120 days, The Company is entitled to terminate The Employee with one month's notice according to the rules in the Salaried Employees' Act (Funktionerloven) S 5, item 2.
19.General
19.1.The employment is subject to the regulations of the Salaried Employees' Act (Funktioncerloven) and the Danish Holiday Act (Ferieloven). No collective agreement applies to the employment.
19.2.The Employee accepts that all information in relation to the employment is passed on to relevant corporate entities within UL. For further details see Data Privacy Policy (Fortrolighedspolitik) concerning personal data of the employees.
19.3.The Employee must observe all existing rules and regulations of The Company, including rules about e-mail (see 15.1 ), and other important issues in relation to the employment.
19.4.This employment contract is made in two (2) copies with one (1) copy to each party.
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20.Signatures
20.1.This employment contract has been signed and executed in duplicate and the Company and the Employee have received one copy each.

Northbrook, June 27, 2005

UL International Demko A/S:	Gitte Schjøtz:

/s/ Michael Alan Saltzman	/s/ Gitte Schjøtz

Cc: Don Mader
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